EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-157000 and 333-170284) of Navios Maritime Partners L.P. of our report dated March 1, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
March 1, 2011